Exhibit 99.1

Contact: Robert M. Thornton, Jr. Chief Executive Officer 770-933-7000

PRESS RELEASE

SUNLINK HEALTH SYSTEMS APPOINTS BYRON D. FINN, PRESIDENT OF

SUNLINK SCRIPTSRX, LLC AND PROMOTES CHRIS ROBERTS TO ASSISTANT

VICE PRESIDENT OF INFORMATION TECHNOLOGY

ATLANTA, GA (October 5, 2010) SunLink Health Systems, Inc. (NYSE AMEX: SSY) today announced that Byron D. Finn has been named President of SunLink ScriptsRx, LLC, the company’s specialty pharmacy business. Mr. Finn was most recently President of Byron D. Finn, CPA, PC, which provided accounting, financial consulting and litigation support services to its clients, including numerous healthcare clients. His experience also includes various positions with The Coca-Cola Company, where he served in a number of financial-related positions and in connection with special projects, and he was previously employed by Ernest & Young. Mr. Finn is a licensed CPA, and received his BA in Business Administration and Masters in Accountancy degrees from the University of Georgia.

Chris Roberts, who has held the position of Director of Hospital Information Technology and Financial Operations for SunLink Health Systems for the past two years, has been promoted to Assistant Vice President of Information Technology. Mr. Roberts has 15 years experience in finance, accounting and information technology. Prior to joining SunLink, he worked at Healthcare Management Systems in Nashville, TN, where he held several positions including Project Manager, Project Coordinator, Implementation Specialist and Software and Financial Support Analyst. Mr. Roberts received a BS in Finance from the University of Tennessee-Knoxville and an MBA in Accounting/Information Systems from Texas Tech University.

About SunLink Health Systems, Inc.

SunLink Health Systems, Inc. currently operates seven community hospitals and related nursing home and home care businesses in the Southeast and Midwest, and its specialty pharmacy business, SunLink Scripts Rx, in Louisiana and Georgia. Each SunLink hospital is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care and healthcare products and services in each area it serves. For additional information on SunLink Health Systems, Inc., please visit the company’s website at www.sunlinkhealth.com.

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